Exhibit 99.2

Contact:

Diane Bessette

Vice President and Treasurer

Lennar Corporation

(305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR PRICES $350 MILLION OF SENIOR NOTES

MIAMI, July 17, 2012 — Lennar Corporation (NYSE: LEN and LEN.B) announced that it has agreed to sell $350 million principal amount of its 4.75% Senior Notes due 2017 to initial purchasers, who resold the Senior Notes to qualified institutional buyers in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended, under SEC Rule 144A. The Senior Notes are expected to be delivered and paid for on July 20, 2012.

The Senior Notes will mature on December 15, 2017, unless they are redeemed, repurchased or converted before that date.

Lennar will have the right to redeem the Senior Notes at any time. If Senior Notes are redeemed more than 90 days prior to their scheduled maturity, the redemption price will be the present value of the remaining payments of principal and interest, discounted at the Treasury Rate plus 50 basis points (0.50%). If Senior Notes are redeemed within 90 days before their scheduled maturity, the redemption price will be 100% of their principal amount. In either case the redemption payment will also include accrued but unpaid interest.

Lennar plans to use a portion of the net proceeds from the sale of the Senior Notes to purchase its currently outstanding 5.95% Senior Notes due 2013 that are tendered in response to a tender offer that Lennar is in the process of launching. Lennar will use the remainder of the net proceeds for working capital and for general corporate purposes, which may include acquisitions or repurchases of any of the 5.95% Senior Notes due 2013 that remain outstanding after completion of the tender offer or some other of its senior notes.

Neither the Senior Notes nor any guarantees of the Senior Notes have been registered under the Securities Act of 1933, as amended. The Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes in any jurisdiction in which such an offer or sale would be unlawful. It is issued pursuant to Rule 135c under the Securities Act of 1933, as amended.

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